Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

First Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, no par value	Rule 457(c) and Rule 457(f)(1)	6,128,853	(1)	N/A	$202,313,438	(2)	$92.70 per $1,000,000	$18,754.46	(3)
Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$202,313,438			$18,754.46
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$18,754.46

(1)	Represents the maximum number of shares of common stock of First Bancorp that may be issued to holders of shares of common stock and preferred stock of GrandSouth Bancorporation in the merger described herein, assuming the exercise of the outstanding options to acquire shares of GrandSouth Bancorporation common stock.

(2)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, based upon the market value of the shares of GrandSouth Bancorporation common stock and preferred stock expected to be exchanged for First Bancorp’s common stock in connection with the merger, as established by the average of the high and low sales prices of GrandSouth Bancorporation common stock on the OTC Markets Group OTC QX Best Market on August 23, 2022 of $33.01 per share. The registration fee was recalculated as follows: 5,222,042 shares of GrandSouth Bancorporation common stock outstanding and 282,828 shares of GrandSouth Bancorporation preferred stock outstanding (which shares of preferred stock will be converted into shares of common stock, on a one-for-one basis, immediately prior to the closing of the merger), with 623,983 options outstanding. Assuming all options are exercised, the market value of the (GrandSouth Bancorporation) securities to be received by First Bancorp equals 6,128,853 x $33.01 = $202,313,438.

(3)	Computed pursuant to Rules 457(c) and 457(f)(1) of the Securities Act, based on a rate of $92.70 per $1,000,000 of the proposed maximum aggregate offering price. The rate of $92.70 per $1,000,000 results in a filing fee of $18,754.46.